Exhibit 99.1

Timothy C. Rollins Appointed to the

RPC, Inc. Board of Directors

ATLANTA, October 31, 2022 – RPC, Inc. (NYSE: RES) announced today the appointment of Timothy C. Rollins to the Board of Directors of the Company. Rollins holds a B.S. Degree from Boston University with a major in Business Administration. He is a Trustee of Emory University and of Woodruff Health Sciences Center, is Vice President of Rollins Investment Corporation, and has served as a director of Marine Products Corporation since 2016.

Richard A. Hubbell, Chairman of the Board of RPC, Inc. stated, “Tim Rollins has been beneficial to the boards on which he has served. We look forward to his contributions to our board in the years ahead.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net